EXHIBIT 99.1

Branch Promoted to SVP & Chief Financial Officer

PRESS RELEASE FOR IMMEDIATE RELEASE

Contact:	Jackie Hester
Vice President/Marketing Director
The Citizens Bank 601.389.3333

Branch Promoted to SVP & Chief Financial Officer

Greg McKee, President and CEO of The Citizens Bank, recently announced that Phillip Branch has been promoted to SVP & Chief Financial Officer.

Branch earned a Bachelor or Accountancy from Mississippi State University and is also a graduated of the University of Mississippi’s School of Banking. He is a licensed Certified Public Account in the State of Mississippi and is affiliated with the American Institute of Certified Public Accountants and the Mississippi society of Certified Public Accountants, where he serves on the banking committee.

He comes to the bank with more than 10 years of specialized experience in risk management, with extensive experience serving community-based financial institutions, including publicly-traded institutions. Phillip brings experience analyzing complex debt instruments, derivatives, estimates and other business transactions, in addition to his financial and regulatory reporting experience.

“It is still somewhat of a shock that the good Lord has provided this opportunity for myself and my family. I could not have done it without the support of my wife, Blair, and our 2 kids, Cohen and Finley, mentioned Phillip. I appreciate the wisdom gained from my predecessor and his team and look forward to what this next phase in life brings for myself, my family and The Citizens Bank!”

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-seven banking locations in fourteen counties in East Central and South Mississippi and a loan production office in north Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, www.citizensholdingcompany.com.

Contact:

Citizens Holding Company, Philadelphia

Phillip R. Branch, 601/656-4692

Phillip.branch@thecitizensbank.bank